Exhibit 99.1
KINDER MORGAN INCREASES DIVIDEND 3 PERCENT AND RAISES 2021 GUIDANCE

HOUSTON, April 21, 2021 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.27 per share for the first quarter ($1.08 annualized), payable on May 17, 2021, to stockholders of record as of the close of business on April 30, 2021. This dividend represents a 3% increase over the fourth quarter of 2020.

KMI is reporting first quarter net income attributable to KMI of $1,409 million, compared to a net loss attributable to KMI of $306 million in the first quarter of 2020; and distributable cash flow (DCF) of $2,329 million, compared to $1,261 million in the first quarter of 2020. The increases are primarily related to the February winter storm and therefore largely nonrecurring. We realized greater margins on KMI’s Texas intrastate pipeline systems resulting from the temporary supply and demand imbalances and substantial spot market price volatility caused by the storm; as well as favorable contributions from the CO2 segment, which curtailed oil production during the storm, allowing power it would have used to be delivered to the grid. Net income for the first quarter of 2021 is also higher relative to the prior year period due to $971 million of impairment charges taken in the first quarter of 2020.

“Apart from the storm and throughout the quarter, our assets continued to provide strong cash flow as we remain guided by a sound corporate philosophy: fund our capital needs internally, maintain a healthy balance sheet, and return excess cash to our shareholders through dividend increases and/or share repurchases,” said KMI Executive Chairman Richard D. Kinder.

“The bulk of our improvement in net income and DCF is due to the strong performance of our Natural Gas Pipelines segment in the face of challenging circumstances presented by the February winter storm. That performance was a result of actions we took following previous weather events, as well as actions we took immediately prior to and during this storm to ensure that our systems could remain operational,” said KMI Chief Executive Officer Steve Kean. “Those actions included enhanced weatherization at storage and other facilities, ensuring critical facilities had backup generation so they wouldn’t lose power, and deploying additional personnel and equipment at normally automated facilities to maintain operations and be positioned to make any necessary repairs if roads became impassable.

“Our storage assets performed exceptionally well, allowing us to deliver gas into the market throughout the storm. These storage withdrawals, along with gas we purchased before and during the event, enabled us to deliver significant volumes of gas at contractual or prevailing prices. These volumes were directed primarily to serve gas utilities and power plants, including some customers who traditionally find their gas supplies elsewhere,” continued Kean. “I am extremely proud of our co-workers throughout the organization in commercial, control rooms, scheduling and contract administration, field operations, and others, who ensured that natural gas reached our wholesale customers even as their own homes were without power and heat.”

“We generated first quarter earnings per share of $0.62, well up compared to a loss per share of $0.14 in the first quarter of 2020,” said KMI President Kim Dang. “At $1.02 per share, DCF per share was up $0.47 from the first quarter of 2020. We achieved $1,714 million of excess DCF above our declared dividend.

“As noted above, that excess cash resulted largely from the outstanding performance of the people in our Texas intrastate pipeline systems and the facilities they kept operational throughout the storm. In addition to the steps Steve outlined, system deliverability and resiliency was also enhanced by our investments in expansion projects and asset maintenance in Texas. These investments, by Kinder Morgan and our joint venture partners, totaled more than $5 billion in the last three years alone.

“We are particularly proud of the fact that the Permian Highway Pipeline, which went into commercial service six weeks prior to the storm, played a key role in keeping more lights and heat on in Austin than would otherwise have been the case,” Dang continued.

2021 Outlook

For 2021, KMI now expects to generate net income attributable to KMI in a range of $2.7 billion to $2.9 billion, declared dividends of $1.08 per share, a 3% increase from the 2020 declared dividends, DCF in a range of $5.1 billion to $5.3 billion, and Adjusted EBITDA in a range of $7.6 billion to $7.7 billion. KMI also now expects to end 2021 with a Net Debt-to-Adjusted EBITDA ratio in a range of 3.9 to 4.0.

As of March 31, 2021, we had over $3.9 billion of borrowing capacity under our $4 billion credit facility and over $1.3 billion in cash and cash equivalents. We believe this borrowing capacity, current cash on hand, and our cash from operations are more than adequate to allow us to manage our cash requirements, including maturing debt, through 2021.

Overview of Business Segments

“The Natural Gas Pipelines segment’s financial performance was well up for the first quarter of 2021 relative to the first quarter of 2020,” said Dang. “The segment provided higher contributions from the Texas intrastate systems and Tennessee Gas Pipeline (TGP), due to their performance during the February winter storm, partially offset by lower contributions from our Oklahoma gathering systems, also due to the storm.”

Natural gas transport volumes were down 3% compared to the first quarter of 2020, with notable volume declines on Colorado Interstate Gas Pipeline (CIG) due to production declines in the Rockies basin; on El Paso Natural Gas due to lower Permian supplies and power generation shifting to coal due to higher natural gas prices (particularly during the winter storm), and milder weather in the southwest later in the quarter; and on Fayetteville Express Pipeline due to contract expirations. These declines were partially offset by: increased volumes on TGP due primarily to weather-related increased usage across the system and increased deliveries to LNG and Mexico customers; on the Permian Highway Pipeline going into service; and, on Elba Express due to increased deliveries to Elba Island. Natural gas gathering volumes were down 25% from the first quarter of 2020 across nearly all our systems, most notably on the KinderHawk and Eagle Ford systems.

“Contributions from the Products Pipelines segment were down compared to the first quarter of 2020 on lower refined products demand as well as lower crude and condensate volumes that were exacerbated by temporary supply and demand interruptions from the February winter storm,” Dang said. “Crude and condensate pipeline volumes were down 28% and total refined products volumes were down 10% compared to the first quarter of 2020. Gasoline volumes were below the comparable period last year by 7% and jet volumes were still very weak (down 40%) but diesel volumes were up by 6% compared to the first quarter of 2020. We did see favorable pricing impacts compared to the first quarter of 2020, when severe declines in commodity prices necessitated inventory value write-downs during that quarter in our transmix and crude and condensate assets.

“Terminals segment earnings were down compared to the first quarter of 2020. Extended refinery outages resulting from the winter storm impacted refined product and petroleum coke volumes at our Houston Ship Channel and Port Arthur, Texas-area facilities, reducing associated ancillary and product handling fees for the quarter. Lingering demand reduction attributable to the pandemic continued to affect refined product volumes that move through our terminals as well as demand for our Jones Act tankers, which experienced lower fleet utilization in the quarter compared to the prior year period,” said Dang. “Conversely, effective utilization across our network of nearly 80 million barrels of storage capacity remains near historic highs due to term contracts entered into during the second quarter of 2020. Due to the structure of our contracts, a much more significant portion of our revenue comes from fixed monthly payments on tank leases versus the revenue we receive for moving product through our terminals.”

“CO2 segment earnings were up compared to the first quarter of 2020 due to its returning power to the grid by curtailing oil production during the winter storm under its existing contract with its power provider, partially offset by lower CO2 sales and crude volumes and lower realized crude prices. Our realized weighted average crude oil price for the quarter was down 7% at $51.05 per barrel compared to $54.61 per barrel for the first quarter of 2020,” said Dang. “First quarter 2021 combined oil production across all of our fields was down 19% compared to the same period in 2020 on a net to KMI basis, but only down 15% net of curtailed volumes. CO2 sales volumes were down 26%.”

Other News

Corporate
•In February 2021, KMI issued $750 million in 3.60% senior notes due February 2051.
•During the first quarter of 2021, KMI repaid a combined $1.9 billion in principal amount of senior notes consisting of (1) $750 million of senior notes due February 2021; (2) $400 million of senior notes due March 2021; and (3) $750 million of senior notes due March 2021 (which were repaid at the beginning of January 2021).
•On March 12, 2021, KMI announced the formation of a new Energy Transition Ventures group within the company to identify, analyze and pursue commercial opportunities emerging from the low-carbon energy transition. The group, led by Jesse Arenivas, President of Energy Transition Ventures and CO2, and Anthony Ashley, Vice President of Energy Transition Ventures, will focus on broadening KMI’s reach beyond the low-carbon energy initiatives currently in development by our business units.

Natural Gas Pipelines
•Construction continues on Kinder Morgan Louisiana Pipeline’s approximately $145 million Acadiana expansion project. The project is designed to provide 945,000 dekatherms per day (Dth/d) of capacity to serve Train 6 at Cheniere’s Sabine Pass Liquefaction facility in Cameron Parish, Louisiana. The project is anticipated to be placed into commercial service as early as the first quarter of 2022.
•On March 8, 2021, KMI and Brookfield Infrastructure Partners L.P. (Brookfield) completed the sale of a combined 25% interest in Natural Gas Pipeline Company of America LLC (NGPL) to a fund controlled by ArcLight Capital Partners, LLC. KMI received net proceeds of $413 million for our proportionate share of the interests sold. KMI and Brookfield now each hold a 37.5% interest in NGPL. KMI will continue to operate the pipeline.
•NGPL’s Gulf Coast Southbound project was placed in service on March 1, 2021. The approximately $203 million project (KMI’s share: $101.5 million) increases southbound capacity on NGPL’s Gulf Coast System by approximately 300,000 Dth/d to serve Cheniere’s Corpus Christi Liquefaction facility in San Patricio County, Texas. It is supported by a long-term take-or-pay contract, which commenced on April 1, 2021.

•On March 11, 2021, CIG joined in an announcement that it will be a partner in a responsibly sourced gas (RSG) pilot project along with Project Canary, Colorado Springs Utilities, Bayswater Exploration & Production, LLC and Rimrock Energy Partners. RSG is produced and transported by companies who have committed to reducing methane emissions and whose operations have been independently verified as meeting certain environmental, social and governance standards. Project Canary is a company that provides continuous emissions monitoring data and technologies. CIG will be transporting the RSG to Colorado Springs Utilities for distribution to local consumers and communities in Colorado. Kinder Morgan’s low fugitive methane emissions rate, resulting from years of efforts to reduce emissions across our systems, enabled us to participate in this project. We are pursuing similar opportunities across the Kinder Morgan footprint to bring lower carbon fuels to markets.

Terminals
•Construction of the butane-on-demand blending system at KMI’s Galena Park Terminal is complete. The project included the construction of a 30,000-barrel butane sphere, a new inbound C4 pipeline, as well as tank and piping modifications that extended butane blending capabilities to 25 tanks, two ship docks, and six cross-channel pipelines. The approximately

$48 million project is supported by a long-term agreement with an investment-grade midstream company.

CO2
•The CO2 segment’s ongoing production optimization focus generated increased SACROC base production versus plan. Additional volumes have also been realized due to lower decline rates in the East Flank and Hawaii project areas. This trend overcame the winter storm curtailment, as the operations groups were able to restore production quickly with minimal impact to the reservoir and to operating expenses. CO2 shipments were also up for the quarter versus plan, a result of increased third party and KMI customer demand.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 83,000 miles of pipelines and 144 terminals. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, chemicals, ethanol, metals and petroleum coke. For more information, please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, April 21, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

Non-GAAP Financial Measures

The non-generally accepted accounting principles (non-GAAP) financial measures of Adjusted Earnings and distributable cash flow (DCF), both in the aggregate and per share for each; segment earnings before depreciation, depletion, amortization (DD&A), amortization of excess cost of equity investments and Certain Items (Adjusted Segment EBDA); net income before interest expense, income taxes, DD&A, amortization of excess cost of equity investments and Certain Items (Adjusted EBITDA); Net Debt; Net Debt-to-Adjusted EBITDA; and Free Cash Flow (FCF) in relation to our CO2 segment are presented herein.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income (loss) attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP financial measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income (loss) attributable to Kinder Morgan, Inc., but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). We also include adjustments related to joint ventures (see “Amounts from Joint Ventures” below and the accompanying Tables 4 and 7.)

Adjusted Earnings is calculated by adjusting net income (loss) attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Earnings is used by us and certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of our ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income (loss) attributable to Kinder Morgan, Inc. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings (loss) per share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net income (loss) attributable to Kinder Morgan, Inc. for Certain Items (Adjusted Earnings), and further by DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. We also include amounts from joint ventures for income taxes, DD&A and sustaining capital expenditures (see “Amounts from Joint Ventures” below). DCF is a significant performance measure useful to management and external users of our financial statements in evaluating our performance and in measuring and estimating the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as dividends, stock repurchases, retirement of debt, or expansion capital expenditures. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income (loss) attributable to Kinder Morgan, Inc. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends. (See the accompanying Tables 2 and 3.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. General and administrative expenses and certain corporate charges are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Adjusted Segment EBDA is a useful performance metric because it provides management and external users of our financial statements additional insight into the ability of our segments to generate cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Adjusted Segment EBDA is Segment EBDA. (See the accompanying Tables 3 and 7.)

Adjusted EBITDA is calculated by adjusting net income (loss) attributable to Kinder Morgan, Inc. before interest expense, income taxes, DD&A, and amortization of excess cost of equity investments (EBITDA) for Certain Items. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts from Joint Ventures” below). Adjusted EBITDA is used by management and external users, in conjunction with our Net Debt (as described further below), to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income (loss) attributable to Kinder Morgan, Inc.. In prior periods, Net income (loss) was considered the comparable GAAP measure and has been updated to Net income (loss) attributable to Kinder Morgan, Inc. for consistency with our other non-GAAP performance measures. (See the accompanying Tables 3 and 4.)

Amounts from Joint Ventures - Certain Items, DCF and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculations of DCF and Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same items (DD&A and income tax expense, and for DCF only, also cash taxes and sustaining capital expenditures) with respect to the JVs as those included in the calculations of DCF and Adjusted EBITDA for our wholly-owned consolidated subsidiaries. (See Table 7, Additional JV Information.) Although these amounts related to our unconsolidated JVs are included in the calculations of DCF and Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps. Net Debt is a non-GAAP financial measure that management believes is useful to investors and other users of our financial information in evaluating our leverage. We believe the most comparable measure to Net Debt is debt net of cash and cash equivalents as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

CO2 Segment FCF, as used in relation to our CO2 business segment, is calculated by reducing Segment EBDA (GAAP) for our CO2 business segment by Certain Items and capital expenditures (sustaining and expansion). Management uses FCF as an additional performance measure for our CO2 segment. We believe the GAAP measure most directly comparable to FCF is Segment EBDA (GAAP). (See the accompanying Table 7.)

Our guidance for 2021 includes a forecast of net income attributable to KMI, which we previously have not provided due to the impracticability of predicting certain components of net income required by GAAP. As a result of changes to GAAP rules and guidance and our 2019 sale of Kinder Morgan Canada Limited, the impact of components related to commodity and interest rate hedge ineffectiveness and foreign currency fluctuations will be inconsequential. In addition, based on our current circumstances, we do not expect that changes in unrealized gains and losses on derivatives marked to market and potential changes in estimates for certain contingent liabilities will materially impact our ability to forecast net income for 2021. If the circumstances relating to these items or other GAAP requirements change and we determine that the difficulty of predicting components required by GAAP makes it impracticable for us to forecast net income attributable to KMI, we will cease to provide a forecast of net income attributable to KMI and will disclose the factors affecting our ability to do so. (See the accompanying Tables 8 and 9).

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; KMI’s expected Net income attributable to Kinder Morgan, Inc., DCF and Adjusted EBITDA for 2021 and expected Net Debt-to-Adjusted EBITDA ratio at the end of 2021; anticipated dividends; and KMI’s capital projects, including expected completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the impacts of the COVID-19 pandemic and the pace and extent of economic recovery; the timing and extent of changes in the supply of and demand for the products we transport and handle; commodity prices; counterparty financial risk, potential disputed purchases and sales and potential legislative or regulatory action in response to or litigation arising out of the unprecedented circumstances of the winter storm; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2020 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
(713) 420-6397	km_ir@kindermorgan.com
Newsroom@kindermorgan.com	www.kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Operations
(In millions, except per share amounts, unaudited)

	Three Months Ended March 31,		% change
	2021	2020
Revenues	$5,211	$3,106
Operating costs, expenses and other
Costs of sales	2,009	663
Operations and maintenance	514	620
Depreciation, depletion and amortization	541	565
General and administrative	156	153
Taxes, other than income taxes	110	92
(Gain) loss on divestitures and impairments, net	(4)	971
Other income, net	(1)	(1)
Total operating costs, expenses and other	3,325	3,063
Operating income	1,886	43
Other income (expense)
Earnings from equity investments	66	192
Amortization of excess cost of equity investments	(22)	(32)
Interest, net	(377)	(436)
Other, net	223	2
Income (loss) before income taxes	1,776	(231)
Income tax expense	(351)	(60)
Net income (loss)	1,425	(291)
Net income attributable to NCI	(16)	(15)
Net income (loss) attributable to Kinder Morgan, Inc.	1,409	(306)
Class P Shares
Basic and diluted earnings (loss) per share	$0.62	$(0.14)	543%
Basic and diluted weighted average shares outstanding	2,264	2,264	—%
Declared dividends per share	$0.27	$0.2625	3%
Adjusted Earnings (1)	$1,374	$541	154%
Adjusted Earnings per share (1)	$0.60	$0.24	150%

Note
(1)	Adjusted Earnings is Net income (loss) attributable to Kinder Morgan, Inc. adjusted for Certain Items, see Table 2. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings (loss) per share.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income (Loss) attributable to Kinder Morgan, Inc. to Adjusted Earnings to DCF Reconciliation
(In millions, unaudited)

	Three Months Ended March 31,		% change
	2021	2020
Net income (loss) attributable to Kinder Morgan, Inc. (GAAP)	$1,409	$(306)
Total Certain Items	(35)	847
Adjusted Earnings (1)	1,374	541	154%
DD&A and amortization of excess cost of equity investments for DCF (2)	638	691
Income tax expense for DCF (1)(2)	419	181
Cash taxes (2)	1	(3)
Sustaining capital expenditures (2)	(107)	(141)
Other items (3)	4	(8)
DCF	$2,329	$1,261	85%

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Adjusted Segment EBDA, Adjusted EBITDA and DCF
(In millions, except per share amounts, unaudited)

	Three Months Ended March 31,		% change
	2021	2020
Natural Gas Pipelines	$2,094	$1,179	78%
Products Pipelines	263	273	(4)%
Terminals	227	257	(12)%
CO2	291	175	66%
Adjusted Segment EBDA (1)	2,875	1,884	53%
General and administrative and corporate charges (1)	(148)	(140)
JV DD&A and income tax expense (1)(2)	103	119
Net income attributable to NCI (1)	(16)	(15)
Adjusted EBITDA	2,814	1,848	52%
Interest, net (1)	(383)	(435)
Cash taxes (2)	1	(3)
Sustaining capital expenditures (2)	(107)	(141)
Other items (3)	4	(8)
DCF	$2,329	$1,261	85%
Weighted average shares outstanding for dividends (4)	2,277	2,277
DCF per share	$1.02	$0.55
Declared dividends per share	$0.27	$0.2625

Notes
(1)	Amounts are adjusted for Certain Items. See Tables 4 and 7 for more information.
(2)	Includes or represents DD&A, income tax expense, cash taxes and/or sustaining capital expenditures (as applicable for each item) from JVs. See Table 7 for more information.
(3)	Includes non-cash compensation associated with our restricted stock program, non-cash pension expense and pension contributions.
(4)	Includes restricted stock awards that participate in dividends.

Table 4
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income (Loss) Attributable to Kinder Morgan, Inc. to Adjusted EBITDA Reconciliation
(In millions, unaudited)

	Three Months Ended March 31,		% change
	2021	2020
Net income (loss) attributable to Kinder Morgan, Inc. (GAAP) (1)	$1,409	$(306)	560%
Certain Items:
Fair value amortization	(4)	(8)
Legal, environmental and taxes other than income tax reserves	84	(8)
Change in fair value of derivative contracts (2)	14	(36)
(Gain) loss on divestitures, impairments and other write-downs, net (3)	(89)	371
Loss on impairment of goodwill (4)	—	600
Income tax Certain Items	(40)	(96)
Other	—	24
Total Certain Items (5)	(35)	847
DD&A and amortization of excess cost of equity investments	563	597
Income tax expense (6)	391	156
JV DD&A and income tax expense (6)(7)	103	119
Interest, net (6)	383	435
Adjusted EBITDA	$2,814	$1,848	52%

Notes
(1)	In prior periods, Net income (loss) was considered the comparable GAAP measure and has been updated to Net income (loss) attributable to Kinder Morgan, Inc. for consistency with our other non-GAAP performance measures.
(2)	Gains or losses are reflected in our DCF when realized.
(3)	2021 amount includes a pre-tax gain of $206 million associated with the sale of a partial interest in our equity investment in NGPL Holdings LLC, offset partially by a write-down of $117 million on a long-term subordinated note receivable from an equity investee, Ruby Pipeline Holding Company, L.L.C. 2020 amount includes a pre-tax non-cash impairment loss of $350 million related to oil and gas producing assets in our CO2 business segment driven by low oil prices and $21 million for asset impairments in our Products Pipelines business segment, which are reported within “(Gain) loss on divestitures and impairments, net” on the accompanying Preliminary Consolidated Statement of Operations. (See Table 1.)
(4)	2020 amount represents an impairment of goodwill associated with our CO2 reporting unit.
(5)	2021 amount includes $117 million and 2020 amount includes less than $1 million reported within “Earnings from equity investments.”
(6)	Amounts are adjusted for Certain Items. See Table 7 for more information.
(7)	Represents JV DD&A and income tax expense. See Table 7 for more information.

Table 5
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended March 31,
	2021	2020
Natural Gas Pipelines
Transport volumes (BBtu/d)	37,222	38,328
Sales volumes (BBtu/d)	2,260	2,495
Gathering volumes (BBtu/d)	2,509	3,361
NGLs (MBbl/d) (1)	30	30
Products Pipelines (MBbl/d)
Gasoline (2)	892	961
Diesel fuel	379	358
Jet fuel	175	293
Total refined product volumes	1,446	1,612
Crude and condensate	507	702
Total delivery volumes (MBbl/d)	1,953	2,314
Terminals (1)
Liquids leasable capacity (MMBbl)	79.9	79.7
Liquids utilization %	94.6%	93.6%
Bulk transload tonnage (MMtons)	11.0	13.0
CO2
SACROC oil production	19.39	23.19
Yates oil production	6.14	7.04
Katz and Goldsmith oil production	2.56	3.36
Tall Cotton oil production	0.95	2.41
Total oil production - net (MBbl/d) (3)	29.04	36.00
NGL sales volumes - net (MBbl/d) (3)	8.76	9.84
CO2 sales volumes - net (Bcf/d)	0.41	0.55
Realized weighted average oil price ($ per Bbl)	$51.05	$54.61
Realized weighted average NGL price ($ per Bbl)	$20.14	$19.74

CO2 Segment Hedges	Remaining 2021	2022	2023	2024	2025
Crude Oil (4)
Price ($ per Bbl)	$50.38	$51.03	$49.30	$45.11	$46.89
Volume (MBbl/d)	25.70	13.80	8.65	2.85	0.80
NGLs
Price ($ per Bbl)	$31.75	$44.57
Volume (MBbl/d)	5.36	0.16
Midland-to-Cushing Basis Spread
Price ($ per Bbl)	$0.26	$0.73
Volume (MBbl/d)	24.55	10.25

Notes
(1)	Volumes for assets sold are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	March 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$1,377	$1,184
Other current assets	2,357	2,019
Property, plant and equipment, net	35,605	35,836
Investments	7,693	7,917
Goodwill	19,851	19,851
Deferred charges and other assets	4,325	5,166
Total assets	$71,208	$71,973
Liabilities, Redeemable Noncontrolling Interest and Stockholders' Equity
Short-term debt	$2,173	$2,558
Other current liabilities	2,445	2,516
Long-term debt	30,007	30,838
Debt fair value adjustments	1,054	1,293
Other	2,221	2,202
Total liabilities	37,900	39,407
Redeemable Noncontrolling Interest	705	728
Other stockholders' equity	32,674	31,843
Accumulated other comprehensive loss	(487)	(407)
Total KMI stockholders' equity	32,187	31,436
Noncontrolling interests	416	402
Total stockholders' equity	32,603	31,838
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$71,208	$71,973

Net Debt (1)	$30,694	$32,042

	Adjusted EBITDA Twelve Months Ended
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA	March 31,	December 31,
	2021	2020
Net income attributable to Kinder Morgan, Inc. (GAAP)	$1,834	$119
Total Certain Items	1,010	1,892
DD&A and amortization of excess cost of equity investments	2,270	2,304
Income tax expense (2)	823	588
JV DD&A and income tax expense (2)(3)	433	449
Interest, net (2)	1,558	1,610
Adjusted EBITDA	$7,928	$6,962

Net Debt-to-Adjusted EBITDA	3.9	4.6

Notes
(1)	Amounts exclude: (i) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $109 million and $170 million as of March 31, 2021 and December 31, 2020, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	Amounts are adjusted for Certain Items. See Table 4 for more information.
(3)	Represents JV DD&A and income tax expense. See Table 7 for more information.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended March 31,
	2021	2020
Segment EBDA
Natural Gas Pipelines (GAAP)	$2,103	$1,196
Certain Items	(9)	(17)
Natural Gas Pipelines Adjusted Segment EBDA	2,094	1,179
Products Pipelines (GAAP)	248	269
Certain Items	15	4
Products Pipelines Adjusted Segment EBDA	263	273
Terminals (GAAP)	227	257
Certain Items	—	—
Terminals Adjusted Segment EBDA	227	257
CO2 (GAAP)	286	(755)
Certain Items	5	930
CO2 Adjusted Segment EBDA	291	175
Total Segment EBDA (GAAP)	2,864	967
Total Segment EBDA Certain Items	11	917
Total Adjusted Segment EBDA	$2,875	$1,884
Depreciation, depletion and amortization (GAAP)	$(541)	$(565)
Amortization of excess cost of equity investments (GAAP)	(22)	(32)
DD&A and amortization of excess cost of equity investments	(563)	(597)
JV DD&A	(75)	(94)
DD&A and amortization of excess cost of equity investments for DCF	$(638)	$(691)
General and administrative (GAAP)	$(156)	$(153)
Corporate benefit (charges)	8	(12)
Certain Items	—	25
General and administrative and corporate charges (1)	$(148)	$(140)
Interest, net (GAAP)	$(377)	$(436)
Certain Items	(6)	1
Interest, net (1)	$(383)	$(435)
Income tax expense (GAAP)	$(351)	$(60)
Certain Items	(40)	(96)
Income tax expense (1)	(391)	(156)
Unconsolidated JV income tax expense (1)(2)	(28)	(25)
Income tax expense for DCF (1)	$(419)	$(181)
Net income attributable to NCI (GAAP)	$(16)	$(15)
NCI associated with Certain Items (3)	—	—
Net income attributable to NCI (1)	$(16)	$(15)

Table 7 (continued)
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended March 31,
	2021	2020
Additional JV information
Unconsolidated JV DD&A	$(86)	$(103)
Less: Consolidated JV partners' DD&A	(11)	(9)
JV DD&A	(75)	(94)
Unconsolidated JV income tax expense (1)(2)	(28)	(25)
JV DD&A and income tax expense (1)	$(103)	$(119)
Unconsolidated JV cash taxes (2)	$—	$(4)
Unconsolidated JV sustaining capital expenditures	$(20)	$(26)
Less: Consolidated JV partners' sustaining capital expenditures	(1)	(1)
JV sustaining capital expenditures	$(19)	$(25)

CO2 Segment EBDA (GAAP) to CO2 Segment FCF Reconciliation
CO2 Segment EBDA (GAAP)	$286	$(755)
Certain Items:
Change in fair value of derivative contracts	5	(20)
Loss on impairments	—	950
CO2 Segment Certain Items	5	930
Capital expenditures (4)	(39)	(70)
CO2 Segment FCF (1)	$252	$105

Notes
(1)	Amounts are adjusted for Certain Items.
(2)	Amounts are associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments.
(3)	Three months ended March 31, 2021 and 2020 amounts each include less than $1 million of noncontrolling interests associated with Certain Items.
(4)	Includes sustaining and expansion capital expenditures for our CO2 segment.

Table 8
Kinder Morgan, Inc. and Subsidiaries
Reconciliation of Projected Net Income Attributable to Kinder Morgan, Inc. to Projected DCF
(In billions, unaudited)

	2021 Projected Guidance Range
Net income attributable to Kinder Morgan, Inc. (GAAP)	$2.7	$2.9
Total Certain Items (1)	—	—
DD&A and amortization of excess cost of equity investments for DCF (2)	2.5	2.5
Income tax expense for DCF (2)(3)	0.9	0.9
Cash taxes (2)	(0.1)	(0.1)
Sustaining capital expenditures (2)	(0.9)	(0.9)
Other items (1)	—
DCF	$5.1	$5.3

Table 9
Kinder Morgan, Inc. and Subsidiaries
Reconciliation of Projected Net Income Attributable to Kinder Morgan, Inc. to Projected Adjusted EBITDA
(In billions, unaudited)

	2021 Projected Guidance Range
Net income attributable to Kinder Morgan, Inc. (GAAP)	$2.7	$2.9
Total Certain Items (1)	—	—
DD&A and amortization of excess cost of equity investments	2.2	2.2
Income tax expense (3)	0.8	0.8
JV DD&A and income tax expense (2)	0.4	0.3
Interest, net (3)	1.5	1.5
Adjusted EBITDA	$7.6	$7.7

Notes
(1)	Aggregate adjustments for Total Certain Items and Other items (such as non-cash pension expense and non-cash compensation associated with our restricted stock program) are currently estimated to be less than $100 million.
(2)	Includes or represents DD&A, income tax expense, cash taxes and/or sustaining capital expenditures (as applicable for each item) from JVs.
(3)	Amounts are adjusted for Certain Items.